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                                                                     EXHIBIT 2.1

                       AMENDMENT TO ACQUISITION AGREEMENT

This Agreement dated the 6th day of July 2002 between Lending Services Corporation dba Las Vegas Mortgage, a Nevada Corporation (the SELLER or the Company) and Consumer Direct of America Inc., a Nevada corporation, with its principal place of business in Santa Ana, California ("BUYER").

                                     WITNESS

WHEREAS, SELLER owns 1,000 shares (the "Shares") of the Company which constitute all of the outstanding and issued common shares of the Company, and which SELLER wishes to exchange with BUYER for shares of BUYER and which BUYER wishes to acquire from SELLER on the terms hereinafter set forth;

WHEREAS, the Company deems that it is in its best interest of the Company for BUYER to purchase the Shares, and the Company is entering into this Agreement to induce the BUYER to enter into this tax-free exchange of Shares in accordance with this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

         1.       EXCHANGE OF SHARES:

                  1.1 At the Closing which will occur on or about July 6th, 2002, SELLER will exchange, assign and deliver to BUYER all of their respective shares of the Company in exchange for Two Million Four Hundred Thousand (2,400,000) shares of the common stock of BUYER, subject and according to the terms and conditions of this Section. The 2,400,000 shares of BUYERS stock shall he apportioned among SELLER as follows:

                                    Raymond F. Williams         2,400,000

         2.       CASH PAYMENT

                  2.1 In addition to 1.1 above, SELLER will receive a cash payment of $100,000 at closing.

         3.       STOCK VALUATION PROTECTION

                  3.1 Twelve months from the closing date, the average closing price of the BUYER's trading stock from the previous five (5) trading days as listed on NASDAQ.com shall be calculated and if the price per share is less than one dollar ($1.00) per share, SELLER shall be entitled to ADDED SHARES according to the following formula. Two million dollars $2,000,000 shall be divided by the calculated share price to determine the NEW SHARES. The NEW SHARES

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                           calculation shall be compared with 2,400,000 shares
                           issued at closing and the difference between the two shall be deemed to be the ADDED SHARES. BUYER shall issue the ADDED SHARES to SELLER at no cost to SELLER. No ADDED SHARES shall be issued if the trading price referenced above is one dollar ($1.00) per share or greater.

                           The parties agree that these exchanges shall be treated for all as a tax-free reorganization (REORG) pursuant to Sections 354 and 368 of the Internal Revenue Code.

         4.       PURCHASE OF LAS VEGAS REALTY

                  4.1 In addition to 2.1 above, SELLER will receive 250,000 shares of the Company's freely trading stock as consideration for all the outstanding shares of stock in Las Vegas Real Estate Company. Said shares are to be distributed as follows:

                                    Raymond F. Williams         250,000 shares

         5.       COVENANTS OF SELLER

                  5.1 From the date of this Agreement until the second anniversary thereof, SELLER will not engage directly or indirectly in developing or operating a call center based direct solicitation mortgage brokerage business (the "Business), except in connection with the Company's call center based direct solicitation mortgage brokerage business, and will not Invest in or provide loans or other credit facilities to any person, corporation, partnership or other entity which engages directly or indirectly in any aspect of the Business, but this covenant will not preclude SELLER from acquiring securities which are traded publicly.

                  5.2 SELLER will not use or disclose any trade secrets or other proprietary or confidential information pertaining to any aspect of the Business.

                  5.3 SELLER acknowledge that violation of any of the provisions of this Section 2 will cause irreparable loss and harm to both the Company and BUYER, which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, in the event of a breach or related breach by SELLER of any of the provisions of this Section 2, each of the Company and BUYER shall be entitled to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, and SELLER agree that it will not be a defense to any request for such relief that Company or BUYER has an adequate remedy at law.

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                  5.4      Notwithstanding the foregoing, the Company and BUYER
                           shall have other legal remedies as may be appropriate under the circumstance including, inter alla, recovery of damages occasioned by such breach. For purposes of any proceeding under or with respect to this Section 2, SELLER, the Company and BUYER submit to the non-exclusive jurisdiction of the courts of the State of California and of the United States located in the County of Orange State of California; and each agrees not to raise, and waives any objection to or defense based on the venue of any such court.

                  5.5 If it is determined that any of the provisions of this Section 2 to be unreasonable in scope, time or geography, SELLER, and Company are able to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable under all the circumstances.

         6.       REPRESENTATIONS AND WARRANTIES OF SELLER

                  6.1 SELLER represents and warrants to the BUYER as follows:

                           (a) The Company is duly incorporated and validly existing under the laws of Nevada; the Company is duly qualified to conduct business in all jurisdictions where it is required to qualify; the Company has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by either of them under or in connection with this Agreement; and the Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes, and any such other agreement or document when executed will constitute, the legal, valid and binding obligations of SELLER and the Company enforceable against SELLER and the Company in accordance with their respective terms.

                           (b) Neither the execution nor delivery of this Agreement nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                                    (i)      contravene any provision of law or
                                             any statute, decree, rule or
                                             regulation binding upon SELLER or
                                             the Company or contravene any
                                             judgment, decree, franchise, order
                                             or permit applicable to SELLER or
                                             the Company; or

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                                    (ii)     conflict with or result in any
                                             breach of any terms, covenants,
                                             conditions or provisions of, or
                                             Constitute a default (with or
                                             without the giving of notice or
                                             passage of time or both) under the
                                             Articles of Incorporation or
                                             By-Laws of the Company or any
                                             agreement or other instrument to
                                             which SELLER or the Company is a
                                             party or by which either is bound,
                                             or result in the creation or
                                             imposition of any lien, security
                                             interest, charge or encumbrance
                                             upon any of the assets, rights,
                                             contracts or other property of the
                                             Company.

                           (c) All authorizations, consents approvals of, or exemptions by, any governmental, judicial or public body or authority required to authorize, or required in connection with
                                    (i) the execution, delivery and performance of this Agreement by SELLER and the Company, or (ii) any of the transactions contemplated by this Agreement, or (iii) any of the certificates instruments or agreements executed by SELLER or the Company in connection with Agreement or (iv) the taking of any action by SELLER or the Company, have been or at the Closing will have been obtained and at the Closing will be in full force and effect.

                           (d) EXHIBIT A herein contains true and complete copies of the Articles of Incorporation and By-Laws of the Company, and the same have not been amended and are in full force and effect.

                           (e) The Company has filed all tax returns that it has been required to file and has paid all taxes and interest and penalties, if any, which it has been required to pay.

                           (f) EXHIBIT B sets forth all of the assets and liabilities, tangibles and intangibles of the Company, including third party contracts. All of the information concerning the Company's Assets contained in said EXHIBITS is true and correct.

                           (g) There is no litigation or arbitration or administrative proceeding or claim asserted pending or threatened respecting or involving the business or the Company or any of the Company Assets or other assets of the Company.

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                           (h)      EXHIBIT C contains a full list of all the
                                    officers, directors, employees and agents of the Company, their salaries and other compensation (cash and deferred).

         7.       REPRESENTATIONS AND WARRANTIES OF BUYER

                  7.1 BUYER represents and warrants to SELLER and the Company as follows:

                           (a) BUYER is duly incorporated and validly existing under the laws of Nevada: it has the corporate power and authority to execute, deliver and perform this Agreement and any other agreement or document executed by it under or in connection with this Agreement; and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and any such other agreement or document. This Agreement constitutes the legal, valid and binding obligations of BUYER enforceable against BUYER in accordance with its respective terms.

                           (b) Neither the execution nor delivery of this Agreement, nor the transactions contemplated herein, nor compliance with the terms and conditions of this Agreement will:

                                    (i)      contravene any provision of law or
                                             any statute, decree, or regulation
                                             binding upon BUYER or containing
                                             any judgment, decree, franchise,
                                             order or permit applicable to
                                             BUYER.

         8.       INDEMNITIES

                  8.1 The representations and warranties of the Company, SELLER and BUYER will be deemed made on execution of this Agreement and at the simultaneous Closing, and all of those representations and warranties and all of the covenants and obligations of the parties under this Agreement will survive the Closing.

                  8.2 BUYER will hold each of SELLER and the Company harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees and court costs) which either SELLER or the Company incurs by reason of any representation or warranty of BUYER being incorrect or by reason of any breach by BUYER of any of its covenants or obligations under this Agreement.

                  8.3 The Company will hold BUYER harmless from and pay any loss, damage, cost or expense (including, without limitation, legal fees

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                           and court costs) which BUYER incurs by reason of any
                           representation or warranty of the Company being incorrect or by reason of any breach by the Company of any of its covenants or obligations under this Agreement

                  8.4 SELLER, Jointly and severally will hold BUYER harmless from and pay any loss damage, cost or expense (including, without limitation, legal fees and court costs) which BUYER incurs by reason of any representation or warranty of SELLER being incorrect by reason of any breach by SELLER of any of their covenants or obligations under this Agreement, or by reason of any liability arising out of conduct by or actions of the Company or SELLER prior to the date of this Agreement.

         9.       EMPLOYMENT OF RAYMOND F. WILLIAMS, SHEREE WILLIAMS

                  9.1 SELLER RAYMOND F. WILLIAMS AND SHEREE WILLIAMS shall be employed as officers of the Company, subject to the terms and conditions of individual Employment Agreements to be negotiated in good faith and executed as soon as practicable after execution of this Agreement. Raymond F. Williams shall be employed as President of Las Vegas Mortgage with an annual salary of $96,000 under a two-year employment agreement. Sheree Williams shall be employed as Vice President of Operations for Las Vegas Mortgage with an annual salary of $96,000 per year under a two-year employment agreement. Both employment contracts will presume full time employment. Part time, little or no work will cause employment payments to be ratably less.

         10.      GOVERNING LAW

                  This Agreement will be governed by and construed in accordance with the laws of the State of California.

         11.      AMENDMENT AND WAIVER

                  11.1 This Agreement may not be amended or terminated except by an instrument in writing signed by all of the parties hereto.

                  11.2 No provision of this Agreement and no right or obligation under this Agreement may be waived except by an instrument in writing signed by the party waiving the provision, right or obligation in question.

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         12.      ASSIGNMENT

                  No party may transfer or assign any of its rights or obligations under this Agreement and any attempt thereat shall be null and void.

         13.      NOTICES

                  13.1 Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party under this Agreement shall be in writing and shall be sent to that party with copy at the addresses or fax numbers set forth below or in the event of a change in any address or number, then to such other address or fax number as to which notice of the change is given.

                           (a)      If to SELLER and the Company;

                                        LENDING SERVICES CORPORATION DBA LAS
                                        VEGAS MORTGAGE
                                        3901 MEADOWS LANE
                                        LAS VEGAS, NEVADA 80228
                                        ATTN: RAYMOND F. WILLIAMS

                           (b)      If to the BUYERS;

                                        CONSUMER DIRECT OF AMERICA, INC.
                                        1506 N. CLINTON ST. SUITE B
                                        SANTA ANA, CALIFORNIA 92703
                                        ATTN: MICHAEL A. BARRON

         14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement among the parties with respect to the matters described herein and supersedes any and all prior agreements.

         IT WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER(S)

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LENDING SERVICES CORPORATION DBA LAS VEGAS MORTGAGE
BY: RAYMOND F. WILLIAMS, PRESIDENT

BUYER(S)

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CONSUMER DIRECT OF AMERICA, INC.
BY: MICHAEL A. BARRON, PRESIDENT AND CHIEF EXECUTIVE OFFICER

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